Exhibit 99.1

American States Water Company Announces Approval by CPUC of Rate Increases


    SAN DIMAS, Calif.--(BUSINESS WIRE)--Jan. 4, 2007--American States Water Company (NYSE:AWR) announced that the California Public Utilities Commission ("CPUC") approved rate increases for all water service areas of its Golden State Water Company ("GSWC") unit. The authorized rate increases are effective January 1, 2007 and will provide GSWC additional annual revenues of approximately $5,978,000 in 2007. The increases include interim rates for GSWC's Regions II and III service areas, totaling approximately $1,357,000 annualized. Due to a delay in issuing decisions on the General Rate Cases for rate increases in Region II and to cover general office expenses at the corporate headquarters, the Administrative Law Judge of the CPUC assigned to these cases issued an order for the interim rate increases. By the CPUC statute, once the final rates are approved, they will be made effective retroactive to the date the interim rates are in effect.

    Additionally, the CPUC approved temporary surcharges in Region I water service areas of GSWC to recover previously incurred supply costs of approximately $2,019,000 recorded in the supply cost memorandum accounts. Further, the CPUC approved a surcharge in GSWC's Region III service area to recover approximately $744,000 of discounts and costs incurred for the California Alternative Rates for Water ("CARW") Program, a program that benefits low-income customers of GSWC. All surcharges are in effect January 1, 2007. Regulatory assets have been previously established for the collection of these two items.

    Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company's Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

    American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 254,000 customers) and to approximately 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, the Company contracts with municipalities, the U.S. government and private entities to provide various services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.

    CONTACT: American States Water Company
             Robert J. Sprowls
             Senior Vice President, Chief Financial Officer,
             Treasurer and Corporate Secretary
             909-394-3600, extension 647